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                                                                     EXHIBIT 5.1

  January 14, 1997

  TransMontaigne Oil Company
  370 17th Street, Suite 2750
  Denver, CO 80202

       Re: Form S-2 Registration Statement

  Gentlemen:

  This firm has acted as counsel to TransMontaigne Oil Company (the "Company") in connection with the preparation and filing of its registration statement on Form S-2, File No. 333-18795 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the sale of TransMontaigne's common stock, $.01 par value (the "Common Stock").

  We have examined the Company's Restated Articles of Incorporation and Bylaws and the record of its corporate proceedings with respect to the Registration Statement and have made such other investigations as we have deemed necessary in order to express the following opinion.

  Based upon the foregoing, we are of the opinion that the shares of the Common Stock described in the Registration Statement, when sold and delivered as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

  We hereby consent to all references to this firm in the Registration Statement, in all amendments to the Registration Statement and in any abbreviated registration statement in connection with the Registration Statement pursuant to Rule 462(b) under the Securities Act. We further consent to the use of this opinion as an exhibit to the Registration Statement.

  Very truly yours,

  HOLME ROBERTS & OWEN LLP

  By   /s/ Nick Nimmo
       -------------------
       Nick Nimmo, Partner